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                                   EXHIBIT 5.0

                    OPINION OF MULDOON MURPHY & FAUCETTE LLP


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                   [MULDOON MURPHY & FAUCETTE LLP LETTERHEAD]


                                November 10, 2003



Board of Directors
New York Community Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590

     RE: TR FINANCIAL CORP. 1993 INCENTIVE STOCK OPTION PLAN, AS AMENDED AND RESTATED; AMENDED AND RESTATED ROSLYN BANCORP, INC. 1997 STOCK-BASED INCENTIVE PLAN; ROSLYN BANCORP, INC. 2001 STOCK-BASED INCENTIVE PLAN

Ladies and Gentlemen:

         We have been requested by New York Community Bancorp, Inc. (the "Company") to issue a legal opinion in connection with the registration of 5,953,722 shares of the Company's common stock, $.01 par value (the "Shares") on Form S-8 under the Securities Act of 1933. The Shares may be issued under the TR Financial Corp. 1993 Incentive Stock Option Plan, as amended and restated, the Amended and Restated Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan and the Roslyn Bancorp, Inc. 2001 Stock-Based Incentive Plan (collectively referred to herein as the "Plans").

         In connection with the merger of Roslyn Bancorp, Inc. with and into the Company, effective October 31, 2003 (the "Merger"), the Company succeeded to and assumed the obligations of Roslyn Bancorp, Inc. under the Plans. In lieu of the shares of Roslyn Bancorp, Inc. common stock which would have been issued under the Plans, the Shares will be issued in accordance with the exchange ratio set forth in the agreement governing the Merger.

         We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures;
(ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, New York Community Bank.

         Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares have been duly authorized and, upon payment for and issuance of the Shares in the manner described in the Plans and the outstanding option agreements, they will be duly authorized, legally issued, fully paid and nonassessable.

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Board of Directors
November  10, 2003
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         The following provisions of the Company's  Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, legally issued, fully paid and nonassessable status of the Company's common stock:

              (a) Subsections C.3 and C.6 of Article FOURTH which grant the Board the authority to construe and apply the provisions of that Article and subsection C.4 of Article FOURTH, to the extent it obligates any person to provide, or authorizes the Board to demand, complete information concerning beneficial ownership of the Company's common stock; and

              (b) Article NINTH which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

         This opinion is rendered to you solely for your benefit in connection with the issuance of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted in whole or in part, or otherwise referred to or be furnished to, any governmental agency (other than filed with the Securities and Exchange Commission as an exhibit to the aforementioned Registration Statement on Form S-8, in which this opinion is contained), or any other person or entity, without the prior written consent of this firm.

         We hereby consent to the filing of this opinion as an exhibit to, and the reference to this firm in, the Company's Registration Statement on Form S-8.

                                Very truly yours,

                                MULDOON MURPHY & FAUCETTE LLP

                                /s/ MULDOON MURPHY & FAUCETTE LLP